UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported) January 21, 2004

THE INTERNATIONAL WHITE TEA COMPANY
(Exact name of small business issuer in its charter)
Nevada	333-87200	58-2554298
( State or other jurisdiction of incorporation )	(Commission file number)	(I.R.S. Employer Identification No.)

5836 So. Pecos Road, Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (702) 948-6490
M.C.F.T.Y. NATIONAL
4894 Lone Mountain Road, Las Vegas, NV 89130
(Former name, former address and former fiscal year, if changed since last report)

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References in this document to "us," "we," "the Corporation," "the Company," or "TIWTC" refer to The International White Tea Company.

Item 1. Changes in Control of Registrant.

(a) Changes in Control.

Due to the inability of the new management team to manufacture and market a new white tea beverage, the prior management team has replaced the officers and directors of the company. On January 21, 2004, a special meeting of the Shareholders was held to approve the rescission of the minutes of July 30, 2003 and the installation of a new slate of officers and directors.

At the January 21, 2004 Special Shareholder Meeting, one hundred percent (100%) of the shareholders approved the rescission of the July 30, 2003 minutes installing new officers and directors and the primary purpose of the company to manufacturing and distribution of a white tea beverage. Due to the inability of the new officers and directors to manage a fully reporting company and the lack of management experience in running a development stage company, the shareholders decided to rescind the minutes. The prior President, Diane J. Harrison has been reappointed as the new Secretary/Treasurer of the corporation. Mr. Donald L. Hejmanowski has been appointed as the new Chief Executive Officer/President. Both individuals have accepted their appointments.

-Donald Hejmanowski, C.E.O., President, Director. Mr. Hejmanowski holds a Bachelor of Science in Business/Finance and a Bachelor of Arts in Economics from Eastern Illinois University. With over twenty years experience in the financials markets and sitting on the Board of Directors of an Amex listed company, 3dShopping.com, Mr. Hejmanowski brings experience in business operations, finance and a solid work ethic. His unblemished record with the SEC and the NASD give us a leader for the future. Mr. Hejmanowski has served as an officer/director of five startup companies with two being purchased by public companies. He brings specific experience in compensation and audit committees with his directorship at 3dShopping.com.

-Diane J. Harrison, Secretary, Treasurer, Director. Ms. Diane J. Harrison holds a B.S. in Chemical Engineering and a J.D. from Stetson University College of Law. She has extremely well developed writing and managing skills as the former Editor-in-Chief of the Stetson Law Review and has over fifteen years progressive experience in management as a project manager for the U.S. Department of Energy.

As a result of the rescission, all the original shareholders have been restored to their stock positions as of July 30, 2003 and all other shares issued to the new officers, directors and other individuals who may have received stock for monies paid to the corporation or for services rendered have returned their shares to the company and they have been put back in the authorized shares. All individuals who purchased shares were returned their monies or accepted shares of stock in a private Delaware corporation started by the ousted officers and directors. All of the shareholders have agreed not to hold the current company liable for any damages as a result of the rescission.

(b) Changes in Control.

The Company knows of no arrangements, including any pledge by any person of securities of the registrant or any of its parents, the operation of which may at a subsequent date result in a change in control of the registrant other than those enumerated in Item 1 (a) above.

Item 2. Acquisition or Disposition of Assets.

The Company has not acquired or disposed of any significant amount of assets, other than in the course of ordinary business.

Item 3. Bankruptcy or Receivership.

There is no bankruptcy proceeding or receivership proceeding involving the Company.

Item 4. Changes in Registrant's Certifying Account.

There are no changes in the independent accountants providing the audited and/or reviewed financials for the Company.

Item 5. Other Events and Regulation FD Disclosure.

Due to the rescission by the Company to manufacture and market a new white tea beverage, management is pursuing the original business plan to open business centers. The company will change its name to one more appropriate to the company's core business in the near future.

The change in direction of the Company to the pursuit of opening upscale business centers was well researched. The specifics of our business center plan has been detailed in our SB-2 registration statement effective in May of 2003. For a detailed analysis of this information you can view our registration statement, submitted under our former name, M.C.F.T.Y. National, online at www.sec.gov.

Item 6. Resignations of Registrant's Directors.

There were no resignations by Directors as a result of disagreements with the Company.

Item 7. Financial Statements and Exhibits.

No financial statements are being filed as a part of this report.

Item 8. Change in Fiscal Year.

There have been no changes in the fiscal year reporting by the Company.

Item 9. Regulation FD Disclosure.

There is no information to be reported by the Company for FD Disclosure.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Company has made no changes that would affect the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.

Not applicable.

Item 12. Results of Operations and Financial Condition.

No public announcements or releases have been made by the Company disclosing material non-public information regarding the results of operations or the financial condition of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The International White Tea Company, Registrant
Dated:
January 30, 2004	/s/ Donald Hejmanowski
Donald Hejmanowski, President, Chief Executive Officer

January 30, 2004	/s/ Diane J. Harrison
Diane J. Harrison, Secretary, Treasurer, Chief Financial Officer